The Board of Directors
Rofin-Sinar Technologies Inc. and Affiliates

We consent to incorporation by reference in the Registration Statement on Form S-8 of Rofin-Sinar Technologies Inc. and Affiliates of our report dated July
19, 1996 relating to the combined balance sheets of Rofin-Sinar Technologies Inc. and Affiliates as of September 30, 1994, and 1995 and June 30, 1996 and the related combined statements of operations, stockholders equity, and cash flows for each of the years in the three-year period ended September 30, 1995 and for the nine month period ended June 30, 1996, which report appears in the Rofin-Sinar Technologies Inc. and Affiliates Registration Statement on Form S-1 as amended (File No. 333-09539).


                                               /s/ KPMG Peat Marwick LLP


Detroit, Michigan
September 30, 1996